EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 14, 2014, between Helen of Troy Nevada Corporation, a Nevada corporation (the “Company”), and Julien Mininberg (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.                                      Employment and Effective Date. The Company agrees to employ Executive as Chief Executive Officer of the Company.  Executive shall also serve as Chief Executive Officer of Helen of Troy Limited, a Bermuda company (“Helen of Troy”), and agrees to serve in such additional positions as are reasonably assigned to the Executive by the Company and the Board of Directors (the “Board”) of Helen of Troy, from time to time, during the Term (as defined below).  Executive accepts such employment and such appointments, on the terms and subject to the conditions set forth in this Agreement.  The effective date of this Agreement (the “Effective Date”) shall be March 1, 2014.  Except as provided in Section 4(b)(v), neither the Company nor Executive shall have any obligations hereunder and the Company shall have no obligation to provide any compensation or benefit or make any payment under this Agreement, in each case, until the Effective Date.

2.                                      Duties.

(a)                                 Executive shall during the Term (as defined below), subject to the control of the Board, have the executive powers of the Chief Executive Officer and exercise active management and supervision over the business and affairs of Helen of Troy and its subsidiaries and its several officers and shall perform such executive and/or administrative duties consistent with the office of Chief Executive Officer of Helen of Troy and the Company as from time to time may be assigned to him by the Board in its judgment and discretion. Executive shall report to the Board.

(b)                                 During the Term, Executive shall devote his entire professional business time and all reasonable efforts to his employment and perform diligently his duties under this Agreement.  Notwithstanding the foregoing, with prior written approval of the Board, Executive may serve on one “for profit” Board of a public company and no more than two “not for profit” governing bodies of charities and/or educational institutions so long as such service does not unreasonably interfere with Executive’s performance of his obligations hereunder.

(c)                                  Executive understands that El Paso, Texas is the headquarters of Helen of Troy and agrees that he will devote as much time as deemed required by the Board in El Paso, Texas in performance of his duties under this Agreement. Executive agrees to purchase a home and establish residence in El Paso, Texas, as soon as reasonably practical after July 31, 2015, unless otherwise consented to by the Board.

(d)                                 Executive understands and agrees that there will be reasonable domestic and international travel for business purposes customarily required of Executive in his capacity as Chief Executive Officer of Helen of Troy.

3.                                      Term.  Subject to Section 4 below, the term of this Agreement shall commence on March 1, 2014 and shall continue until March 1, 2016 (the “Term”).  The parties hereto agree that commencing nine months prior to the expiration of the Term, there will be a negotiation period that will continue for a period of no longer than three consecutive months (the “Negotiation Period”). During the Negotiation Period, and subject to the provisions herein relating to termination of this Agreement, the parties hereto shall participate in good faith negotiations regarding the possible extension of the Term, or the entry into a separate employment agreement.  Executive shall be responsible for initiating the Negotiation Period by contacting the Company pursuant to the notice provisions in Section 9(g) herein.  Nothing herein shall bind either party hereto to an extension of the Term or any particular procedure for negotiation and neither party is required to continue negotiations or enter into any definitive agreement regarding any extension of the Term or any separate employment agreement after the Negotiation Period.  For the avoidance of doubt, the non-renewal or non-extension of the Term shall not entitle Executive to any payment of severance pursuant to Sections 4 or 6 or to any other right or benefit hereunder.

4.                                      Compensation.  During the Term, the Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

(a)                                 Annual Base Salary. During the Term, the Company shall pay to Executive an annual base salary of no less than $900,000 per year (the “Base Salary”), payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly).  The Base Salary shall be reviewed by the Compensation Committee annually.

(b)                                 Annual Incentive Bonus.  During the Term, Executive shall be eligible to participate in the Helen of Troy Limited 2011 Annual Incentive Plan and any successor annual incentive plan in which executive officers of Helen of Troy are eligible to participate (as amended, restated or modified from time to time, the “Annual Incentive Plan”). Any incentive award under this Section 4(b) shall be subject to, and governed by, the terms and requirements of the Annual Incentive Plan and the following applicable terms and conditions:

(i)                                     Fiscal Year Performance Period.  For the performance period commencing March 1, 2014 and ending February 28, 2015, Executive shall be eligible to receive an annual performance bonus (the “Fiscal 2015 APB”) targeted at $1,800,000, with the opportunity to earn up to $2,970,000 and a threshold achievement payout of $900,000.  The Fiscal 2015 APB shall be based on the achievement of adjusted net income growth (based on net income without asset impairment charges) and net sales growth.  Eighty percent (80%) of any Fiscal 2015 APB shall be based on the achievement of such adjusted net income growth performance measure and twenty percent (20%) of any Fiscal 2015 APB shall be based on the achievement of the net sales growth performance measure.  Notwithstanding the foregoing, no Fiscal 2015 APB shall be earned or payable if such adjusted net income growth threshold is not achieved and Executive shall not be entitled to a bonus with respect to any such performance measure if the threshold amount associated with such performance measure is not achieved.  The Fiscal 2015 APB shall be on such other terms as determined by the Compensation Committee of the Board (the “Compensation Committee”).

(ii)                                  Post Fiscal 2015 Performance Periods. The performance goals, target awards, thresholds, maximums and other terms of annual incentive bonuses with respect to any performance period commencing after February 28, 2015 shall be determined at the sole discretion of the Compensation Committee.

(iii)                               Certain Conditions.

(A)                               Completion of the Performance Period.  For purposes of this Agreement, the Annual Incentive Plan and any award agreement granted thereunder, Executive shall not be deemed to be eligible for or to have “earned” any performance-based award under this Agreement, the Annual Incentive Plan or such award agreement unless the applicable performance period has been fully completed and the applicable performance goals have been achieved.

(B)                               Continued Employment; No Pro-Rata Awards. Except to the extent expressly set forth in Section 6(b)(iii), to qualify for any incentive bonus under the Annual Incentive Plan, Executive must remain employed with Helen of Troy through the last day of the performance period for which such incentive award is payable. For avoidance of doubt, except to the extent expressly set forth in Section 6(b)(iii), Executive shall not be entitled to any pro-rata portion of any annual incentive award for a partial performance period if his employment is terminated at any point on or prior to the last day of the performance period for which such incentive award is payable.

(iv)                              Award Not Guaranteed. The grant of any annual incentive award does not constitute a promise of achievement of such award or payment.

(v)                                 Awards Granted Prior to this Agreement. With respect to any performance period ending on or prior to February 28, 2014, Executive shall continue to be entitled to receive the annual cash bonus pursuant to the same performance conditions, payment, vesting and other terms and conditions of the award granted to Executive pursuant to the Kaz, Inc. 2011 Long-

Term Incentive Plan (amended and restated as of March 1, 2012) and the Kaz FY14 Incentive Compensation Plan.

(c)                                  Long Term Incentive Compensation.  During the Term, Executive shall be entitled to participate in the Helen of Troy 2008 Stock Incentive Plan and any successor stock or long-term incentive plan in which executive officers of Helen of Troy are eligible to participate (as amended, restated or modified from time to time, the “Long Term Incentive Plan”).  Any incentive award under this Section 4(c) shall be subject to, and governed by, the terms and requirements of the Long Term Incentive Plan and the following applicable terms and conditions.

(i)                                     Initial Performance Period.  For the performance period commencing March 1, 2014 and ending February 28, 2017, Executive shall be eligible to receive a long term performance bonus (the “Fiscal 2015 LTPB”) targeted at $1,500,000, with the opportunity to earn up to $3,000,000 and a threshold achievement payout of $750,000.  The Fiscal 2015 LTPB shall be based on the achievement of adjusted earnings per share growth (based on earnings per share without asset impairment charges), adjusted cash flow productivity and relative total shareholder return.  Fifty percent (50%) of any Fiscal 2015 LTPB shall be based on the achievement of such adjusted earnings per share growth performance measure, twenty-five percent (25%) of any Fiscal 2015 LTPB shall be based on the achievement of the adjusted cash flow productivity performance measure and twenty-five percent (25%) of any Fiscal 2015 LTPB shall be based on the achievement of the relative total shareholder return performance measure.  Executive shall not be entitled to a bonus with respect to any such performance measure if the threshold amount associated with such performance measure is not achieved.  With respect to the Fiscal 2015 LTPB, Executive shall be granted performance-based restricted stock units (“RSUs”) under the Long Term Incentive Plan.  The number of common shares of Helen of Troy subject to the RSU shall be equal to the maximum opportunity for the Fiscal 2015 LTPB divided by the Fair Market Value (as such term is defined under the Long Term Incentive Plan) of a common share of Helen of Troy on the date of the grant of the Fiscal 2015 LTPB award (rounded up to the next whole share).  The Fiscal 2015 LTPB shall be on such other terms as determined by the Compensation Committee.

(ii)                                  Post Fiscal 2015 Performance Periods. The performance goals, target awards, thresholds, maximums and other terms of long term incentive bonuses with respect to any performance period commencing after February 28, 2015 shall be determined at the sole discretion of the Compensation Committee.

(iii)                               Certain Conditions.

(A)                               Completion of the Performance Period. For purposes of this Agreement, the Long Term Incentive Plan and any award agreement granted thereunder, Executive shall not be deemed to be eligible for or to have “earned” any performance-based award under the Long Term Incentive Plan or such award agreement unless the applicable performance period has been fully completed and the applicable performance goals have been achieved.

(B)                               Continued Employment; No Pro-Rata Awards. Except to the extent expressly set forth in Section 6(b)(iii), to qualify for any incentive payment under the Long Term Incentive Plan, Executive must remain employed with Helen of Troy through the last day of the performance period for which such incentive payment is payable. For avoidance of doubt, except to the extent expressly set forth in Section 6(b)(iii), Executive shall not be entitled to any pro-rata portion of any long term incentive award for a partial performance period if his employment is terminated at any point on or prior to the last day of the performance period for which such incentive award is payable.

(iv)                              Award Not Guaranteed. The grant of any long term incentive award does not constitute a promise of achievement of such award or payment.

(d)                                 Life Insurance.  The Company and Executive have entered into an Endorsement Split Dollar Agreement with respect to a policy issued by Lincoln National Life Insurance Company (the “Policy”) in the face amount of $5,000,000.00 on the life of Executive (the “Insurance Agreement”).  Effective as of May 18, 2014, Kaz USA, Inc. shall transfer ownership of and assign all rights under the Policy to Executive.  For the avoidance of doubt, (i) Kaz USA, Inc. shall pay and be responsible for the annual premium through the date ending immediately prior to May 18, 2014, and (ii) Executive shall pay and be responsible for all premiums payable in respect of the Policy from and after May 18, 2014.  After May 18, 2014, Helen of Troy and its subsidiaries shall no longer have any obligations with respect to the Policy or under the Insurance Agreement with respect to the Policy so transferred and all rights and obligations of Kaz USA, Inc. under the Insurance Agreement with respect to the Policy so transferred shall be terminated in accordance with the terms thereof.  Executive and the Company agree that the value of the Policy for tax purposes shall be equal to the cash surrender value of the Policy as of May 18, 2014.

(e)                                  Other Benefits. During the Term, the Company shall provide to Executive such health and welfare benefits as may be generally available to other employees of the Company.  Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms of such plans. Executive shall be entitled to six (6) weeks of vacation and such periods of sick leave allowance each year as are determined by the Company for all employees of the Company.

(f)                                   Expense Reimbursement.  The Company shall reimburse Executive for reasonable travel and other expenses incurred by Executive, including, without limitation travel and lodging for Executive for trips to El Paso, Texas prior to the time he purchases a home and establishes residence in El Paso, Texas pursuant to this Agreement in connection with the Executive’s performance of his duties to carry out the Company’s business, subject to Helen of Troy’s written policies, procedures and practices.  When the Executive purchases a home and establishes residence pursuant to Section 2(c), Executive shall be reimbursed for his reasonable moving expenses incurred in moving to El Paso, Texas.

5.                                      Termination.

(a)                                 Death.  Executive’s employment hereunder shall automatically terminate upon his death.

(b)                                 Disability. In the event Executive incurs a Disability for a continuous period of one-hundred twenty (120) consecutive days or one hundred eighty (180) cumulative days in any calendar year, the Company may, at its election, terminate Executive’s employment by providing Executive prior written notice of termination.  The term “Disability” shall mean any disability or incapacity that so impairs Executive’s mental or physical health that it prevents him from performing the essential functions of his job with or without a reasonable accommodation.

(c)                                  Cause.  The Company may terminate Executive’s employment for Cause by providing written notice, which shall set forth in reasonable detail the facts and circumstances constituting Cause.  Such termination shall be effective immediately upon the delivery of such notice; provided that solely in the case of any event constituting a termination for Cause that is capable of being cured or corrected and not cured or corrected as provided under clauses (iv) or (v) below, such termination shall be effective upon the expiration of thirty (30) days following the date of the delivery of written notice of such event by the Company.  “Cause” shall mean:

(i)                                     Executive’s commission of an act of fraud, embezzlement or similar action; Executive’s conviction of, or plea of guilty or no contest to, (A) any felony, (B) any crime involving fraud, embezzlement, or (C) other defalcation or any crime involving moral turpitude;

(ii)                                  Executive’s commission of any act of dishonesty which are injurious to the business reputation of the Company or Executive’s violation of the Company’s insider trading policy;

(iii)                               Executive’s failure to perform his material duties under this Agreement, including without limitation, the failure to follow the directions of the Board;

(iv)                              Executive’s breach of any material provision of this Agreement which, if in the Board’s determination is capable of being cured or corrected, such breach is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company;

(v)                                 Executive’s material breach of any written policy of the Company or Helen of Troy, including but not limited to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers of Helen of Troy Limited, which, if in the Board’s determination is capable of being cured or corrected, such breach is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company; or

(vi)                              The breach of any fiduciary duty owed to the Company, Helen of Troy and/or its’ shareholders, which is deemed to be material in the reasonable judgment of the Board.

(d)                                 Good Reason.  Executive may terminate his employment at any time during the Term for Good Reason by providing the Company and the Board prior written notice which shall set forth in reasonable detail the facts and circumstances constituting Good Reason. “Good Reason” shall mean any of the following if such event occurs without the consent of Executive:

(i)                                     Executive shall fail to be vested by Helen of Troy with the powers and authority of the Chief Executive Officer of Helen of Troy, or if the provision of the bye-laws of Helen of Troy describing the relative duties and responsibilities of the Chief Executive Officer, as in effect on the Effective Date, are changed in any material respect;

(ii)                                  a significant change by the Company or Helen of Troy in Executive’s functions, duties or responsibilities which change would cause Executive’s position with the Company or Helen of Troy to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Sections 1 and 2 above;

(iii)                               other breach of a material provision of this Agreement by the Company;

(iv)                              the Company requires Executive to move his residence more than fifty miles from El Paso, Texas; or

(v)                                 the refusal of any successor to assume this Agreement in accordance with the terms and conditions of Section 9(n).

Notwithstanding anything to the contrary contained herein, no termination for Good Reason shall occur unless (A) the Executive delivers written notice to the Company of the occurrence of the event described in this Section 5(d) that constitutes “Good Reason” within ninety (90) days of the Executive learning of the initial existence of the event, (B) the Company or Helen of Troy, as applicable, fails to remedy the event within thirty (30) days of the delivery of such notice and (C) the Executive terminates his employment no later than thirty (30) days following the end of such cure period.

(e)                                  Voluntary Termination. Upon ninety (90) days’ prior written notice to the Company, Executive may voluntarily terminate his employment with the Company.

(f)                                   Termination without Cause. The Company may, upon written notice to Executive, terminate Executive’s employment at any time without Cause.

(g)                                  Resignation of Offices and Directorships. Upon any termination of Executive’s employment under this Agreement for any reason, all offices and directorships held by Executive in the Company, Helen of Troy or any of their respective subsidiaries shall be terminated automatically and without further action by Executive as of the date of termination. Executive agrees, at the reasonable request of the Company or the Board, to execute and deliver further documents or instruments and take such other action as may be reasonably necessary or desirable to effect or document any such termination or resignation.

6.                                      Payments to Executive upon Termination.

(a)                                 Cause or Voluntary Termination. In the event of Executive’s termination pursuant to Sections 5(c) or (e), Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to (i) that portion of any unpaid Base Salary earned by Executive hereunder up to and including the effective date of such termination and (ii) any unpaid incentive payment earned by Executive with respect to any award under the Annual Incentive Plan or Long Term Incentive Plan and vested prior to the effective date of such termination.

(b)                                 Death or Disability. In the event of Executive’s termination of employment pursuant to Sections 5(a) or 5(b), Executive (or his legal representative or beneficiary) shall be entitled to no further compensation or other benefits under this Agreement, except as to (i) that portion of any unpaid Base Salary earned by Executive hereunder up to and including the Company’s notice of such termination, (ii) any unpaid incentive payment earned by Executive with respect to any award under the Annual Incentive Plan or Long Term Incentive Plan and vested prior to the effective date of such termination and (iii) the pro rata portion (as defined below) of any incentive compensation the Compensation Committee, in its reasonable discretion, determines Executive likely would have received for the performance period during which Executive’s employment with the Company was terminated had Executive’s employment not been terminated, which shall be payable at the same time as such payment would be made during Executive’s regular employment with the Company.  Notwithstanding the foregoing, nothing in this Agreement shall affect Executive’s right to receive death or disability benefits under the life insurance and disability insurance programs of Helen of Troy and its subsidiaries.  For purposes of this Section 6(b), the term “pro rata portion” shall mean a percentage, when expressed as a fraction, the numerator of which is the number of days during the applicable performance period in which the Executive was an employee of the Company or its subsidiaries, and the denominator of which is the number of days in such performance period.

(c)                                  Termination without Cause or for Good Reason. In the event of Executive’s termination of employment pursuant to Sections 5(d) or (f), Executive shall be entitled to any unpaid Base Salary or other benefit earned by him hereunder up to and including the date of termination (except that no benefit or other compensation with respect to any awards under the Annual Incentive Plan and Long Term Incentive Plan shall be payable), and, subject to Executive’s compliance with Section 6(f):

(i)                                     an amount equal to $4,000,000, which shall be payable in accordance with the terms and conditions of this Agreement and Section 6(d); and

(ii)                                  to the extent permitted by benefit plans of Helen of Troy and its subsidiaries, and applicable law, the continuation (by way of Company payment for coverage under COBRA) of health insurance benefits for Executive and his family for a maximum of eighteen months after the date of termination or until Executive is covered by another health insurance policy or is eligible for coverage under an employer-sponsored group health plan, if that occurs earlier than eighteen months. Executive acknowledges that the Company’s payment for coverage under COBRA may be a taxable benefit to Executive.  Executive and the Company agree that if the COBRA continuation payments provided for in this Section 6(c)(ii) are determined to be discriminatory under the Affordable Care Act nondiscrimination provisions applicable to insured group health plans, the parties will renegotiate Section 6(c)(ii), as applicable, in good faith to avoid the imposition of any excise tax on Executive or the Company.  The Company shall pay the Company’s COBRA administrator directly on behalf of Executive.

(d)                                 Timing of Payments.  Subject to Executive’s compliance with Section 6(f) and Section 9(a) below, the amount provided for in Section 6(c)(i) shall be payable in eighteen (18) equal installments commencing on the first payroll date that is at least 60 but not more than 75 days after Executive’s date of termination and on a monthly basis thereafter at the same time as such payment would be made during the first regular payroll date of the calendar month.

(e)                                  No Further Compensation. Notwithstanding any other provision of this Agreement, the Annual Incentive Plan, the Long Term Incentive Plan or any other benefit plan, agreement or arrangement of Helen of Troy and its subsidiaries, the provisions of this Section 6 exclusively shall govern Executive’s rights upon termination of employment with the Company and its affiliates, and except as expressly set forth in this Section 6, Executive shall have no further right to any compensation or other benefits under this Agreement, the Annual Incentive Plan, the Long Term Incentive Plan or such other benefit plans, agreements or arrangements.  Under no circumstances will any rights or awards of Executive under the Annual Incentive Plan or the Long Term Incentive Plan accelerate and vest upon Executive’s termination.

(f)                                   Condition to Payment.  All payments and benefits due to Executive under clauses (i) and (ii) of Section 6(c) that are not otherwise required by any rule or regulation issued by any state or federal governmental agency shall be contingent upon execution by Executive of a general release of all claims to the maximum extent permitted by law against Helen of Troy, the Company and their respective affiliates and their respective and former directors, employees and agents, in such form as determined by the Board in its reasonable discretion.

(g)                                  No Mitigation or Offset.  In the event of any termination of employment under Section 5, Executive shall be under no obligation to seek other employment and the Company will have no right of offset with regard to any severance payment made under Section 6(c)(i).

7.                                      Covenants and Confidential Information.  Executive acknowledges the Company and Helen of Troy are relying on and expecting Executive’s continued commitment to performance of his duties and responsibilities during the time when Executive is employed by the Company under this Agreement.  Executive acknowledges and agrees that his responsibilities are worldwide in scope and that, as a result, the geographic and other restrictions herein on Executive’s ability to compete are fair and reasonable.  In light of such reliance and expectation on the part of the Company and Helen of Troy, Executive agrees he will not:

(a)                                 disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, Helen of Troy or its subsidiaries, any confidential information relating to the Company, Helen of Troy or any of its subsidiaries’ respective operations, properties or otherwise to its particular business or other trade secrets of the Company, Helen of Troy or any of its subsidiaries, it being acknowledged by Executive that all such information regarding the business of the Company, Helen of Troy or its subsidiaries compiled or obtained by, or furnished to, Executive while Executive shall have been employed by or associated with the Company, Helen of Troy or its subsidiaries is confidential information and the exclusive property of Company, Helen of Troy or its subsidiaries, as the case may be; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is obtainable in the public domain or known in the industry generally, (B) becomes obtainable in the public domain or known in the industry generally, except by reason of the breach by Executive of the terms hereof, or (C) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

(b)                                 During the Term and for a period ending on the first anniversary of the date of termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly:

(i)                                     engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities sold or engaged in, respectively, by the Company and Helen of Troy or its subsidiaries (a), anywhere in the United States or (b) any country outside the United States in which the Company and Helen of Troy or its subsidiaries are doing business or marketing its services; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Sections 12(b) or (g) of the Securities Exchange Act of 1934.  Executive further agrees that this covenant is reasonable with respect to its duration, geographical area and scope.  Executive understands and agrees that the scope of the Company and Helen of Troy and its subsidiaries’ businesses and the geography of its business under this Agreement may be amended as the such businesses grow;

(ii)                                  either for himself or any other person: (A) induce or attempt to induce any employee of the Company or Helen of Troy or any of its subsidiaries to leave the employ of the Company and Helen of Troy or any of its subsidiaries, provided, however, that a general advertisement or solicitation that is not directed specifically to any such employee shall not violate this subsection; (B) in any way interfere with the relationship between the Company, Helen of Troy or any of its subsidiaries and any of their respective employees; (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company, Helen of Troy or its subsidiaries; or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company, Helen of Troy or its subsidiaries to cease doing business with the Company, Helen of Troy or its subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company, Helen of Troy or its subsidiaries;

(iii)                               either for himself or any other Person, solicit the business of any person known to Executive to be a customer of the Company, Helen of Troy or its subsidiaries, whether or not Executive had personal contact with such person, with respect to products or activities which compete in whole or in part with the products or activities of the Company, Helen of Troy or its subsidiaries; or

(c)                                  While the covenant under Section 7(a) is in effect, Executive agrees to advise the Company and Helen of Troy of the identity of any employer of Executive within ten (10) days after accepting any employment.  If Executive seeks other employment during the term or during the first anniversary of Executive’s employment with the Company, Executive agrees to provide a copy of this Agreement to any prospective employer.  The Company and/or Helen of Troy may serve notice upon each such employer that Executive is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

(d)                                 Executive agrees, other than with regard to employees in the good faith performance of Executive’s duties with the Company while employed by the Company, both during the Term and after Executive’s employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. This Section 7(d) shall not be violated by statements from Executive which are truthful, complete and made in good faith in required response to legal process or governmental inquiry.

(e)                                  Executive agrees that any breach of this Section 7 by Executive shall be deemed a material breach of this Agreement. Executive agrees and understands that the remedy at law for any breach by him of this Section 7 would be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of this Section 7, the Company, Helen of Troy or its subsidiaries may be entitled to immediate injunctive relief and may obtain temporary orders or other injunctive relief restraining any further breach.  Nothing in this Section

7 shall be deemed to limit the Company, Helen of Troy or any of its subsidiaries’ remedies at law or in equity for any breach by Executive of any of the provisions of this Section 7 which may be pursued or availed of by the Company, Helen of Troy or any of its subsidiaries.  Executive agrees that the provisions of this Section 7 shall be enforceable and not impaired in any manner whatsoever as a result of a breach by the Company, Helen of Troy or any of its subsidiaries of any of its obligations, if any, under this Agreement, other than the obligations to pay salary, bonuses, and vested incentive payment awards.  Executive agrees that the Company shall be entitled to the injunctive relief provided for herein by posting a bond not to exceed $2,500.00.

(f)                                   Executive acknowledges and agrees that the restrictions imposed by this Section 7 are reasonable with respect to subject matter, time period and geographic area.  If the final judgment of a court of competent jurisdiction declares that any provision of this Section 7 is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Section 7 are not affected or impaired in any way and the parties agree that the court making such determination will have the power to limit the provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable provision with a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable provision, and this Agreement will be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

8.                                      Withholding of Taxes.  The Company shall withhold from any amounts payable under this Agreement all federal, state, local or other taxes as it legally shall be required to be withheld.

9.                                      Miscellaneous.

(a)                                 Deferred Compensation.

(i)                                     Notwithstanding anything to the contrary in this Agreement, if Executive  is a “specified employee” within the meaning of Section 409A the Internal Revenue Code of 1986, as amended (the “Code”) at the time of Executive’s  termination of employment (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code (together, the “Deferred Compensation”) that is payable within the first six (6) months following Executive’s termination of employment, will be paid in a lump sum on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following his date of termination but prior to the six (6) month anniversary of his date of termination, then any payments delayed in accordance with this paragraph will be paid in a lump sum as soon as administratively practicable (but not more than 90 days) after the date of Executive’s death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)                                  Deferred Compensation otherwise payable or provided pursuant to Section 6(c) shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Section 409A of the Code.

(iii)                               The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

(iv)                              Notwithstanding anything to the contrary in this Agreement, this Agreement and the benefits provided hereunder are intended to comply, to the extent applicable thereto, with Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder and with Code Section 457A and the Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be interpreted and construed consistent with this intent.  If Executive or the Company believes, at any time, that any such benefit or right does not so comply with Code Section 457A, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 457A (with the most limited possible economic effect on Executive and on the Company).

(v)                                 “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of Helen of Troy Limited as determined by the Company in its sole discretion regardless of whether the cost of such compensation is actually borne by Helen of Troy Limited.  To the extent Executive performs such services for Helen of Troy Limited, as well as for the Company, Helen of Troy and any subsidiary or affiliate of Helen of Troy, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by the Company or Helen of Troy in its sole discretion.

(vi)                              If and to the extent required by Code Section 457A, and subject to Code Section 409A:

(A)                               Any Ineligible Compensation (and if applicable any earnings and losses attributable thereto) shall be paid to Executive no later than the last day of the twelfth (12th month after the end of the taxable year of Helen of Troy Limited during which the right to the payment of such Ineligible Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 457A.

(B)                               In the case of any deferred amount of Ineligible Compensation, to the extent such deferred amount is not includible in Executive’s gross income in a taxable year beginning before 2018, such deferred amount (and if applicable any earnings and losses attributable thereto) shall be paid to Executive in the later of (1) the last taxable year beginning before 2018, or (2) the taxable year in which there is no “substantial risk of forfeiture” of Executive’s rights to such Ineligible Compensation, within the meaning of Code Section 457A.

(b)                                 Representations and Covenants of Executive.  Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit Executive from undertaking or performing employment in accordance with the terms and conditions of this Agreement.  Executive further covenants that he will not impair his ability to carry out his obligations under this Agreement by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the confidentiality, non-solicitation and non-competition provisions of this Agreement.

(c)                                  Decisions by Company or the Board. Any powers granted to the Board or the Board of Directors of the Company hereunder may be exercised by a committee, appointed by the Board or the Board of Directors of the Company, as applicable, and such committee, if appointed, shall have general responsibility for the administration and interpretation of this Agreement.

(d)                                 Entire Agreement; Conflicts with Other Agreements. This Agreement (including the Exhibits hereto) contains the entire understanding relating to the subject matter hereof and supersedes any prior written or oral agreements and understandings, whether written or not, if any, between the Company or any predecessor of the Company and Executive. In the event of any conflict or inconsistency between the terms of any other agreement between the Company, Helen of Troy, or any of their respective subsidiaries and Executive or any plan of Helen of Troy or its subsidiaries and the terms hereof, the terms of this Agreement shall govern.

(e)                                  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(f)                                   Binding Effect and Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and (other than obligations to perform services and to refrain from competition and disclosure of confidential information) his heirs, personal representatives and assigns; provided that Executive may not assign any of his rights, interests or obligations hereunder without the prior written consent of the Company or Helen of Troy.

(g)                                  Notices.  Unless otherwise provided in this Agreement, all notices, approvals, or other communications purporting to affect the rights of the parties hereunder will be in writing and will be delivered personally or by confirmed facsimile or certified mail, return receipt requested or express courier to the other party at the address of the party set forth below or at such other address as such party notifies to the other party in writing:

Company:                                     Helen of Troy Nevada Corporation
l Helen of Troy Plaza
El Paso, Texas 79912
Attn: Board of Directors

With a copy to:            Office of General Counsel
1 Helen of Troy Plaza
El Paso, Texas 79912

Executive:                                      Julien Mininberg
1 Helen of Troy Plaza
El Paso, Texas 79912

Any such notice or communication (i) sent by express courier will be considered delivered or received the next business day; (ii) given personally will be considered delivered or received on the date of such delivery; and (iii) sent by certified mail, return receipt requested, will be considered delivered or received three calendar days after the date of dispatch.

(h)                                 Waiver.  The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative, and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(i)                                     Amendments and Modifications.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to supersede or impair any rights of the Company, Helen of Troy and/or its subsidiaries under any agreement which exists on the Effective Date between the Company, Helen of Troy and/or its subsidiaries and Executive which relates to confidential information, trade secret or inventions of the Company and to the extent there are any inconsistencies between this Agreement and such other agreements, the Company, Helen of Troy and its subsidiaries may elect to determine in its sole discretion which such provisions shall be applicable.

(j)                                    Governing Law and Venue.  This Agreement, including all matters related to its validity, enforceability, construction, interpretation and performance, all aspects of the relationship between the parties contemplated hereby and any disputes or controversies arising therefrom or related thereto, will be governed by and controlled by the laws of the State of Texas (without regard to its conflicts-of-law provisions or principals).  Each party consents and agrees that the state and federal courts located in El Paso County, Texas shall have the exclusive jurisdiction to determine, hear, and enforce any claims or disputes arising out of this Agreement.  Each party waives any objection to venue in such courts, including without limitation, any claim based on improper venue or forum nonconveniens.

(k)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(l)                                     Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(m)                             Interpretation.  The definitions contained in this Agreement (including any Exhibit hereto) are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(n)                                 Assumption.  Helen of Troy will require any successor (whether direct or indirect, by purchase, merger, acquisition of assets, consolidation or otherwise) to all or substantially all of the business and/or assets of Helen of Troy to assume and agree to perform the duties and obligations of Helen of Troy and the Company, as the case may be, under this Agreement in the same manner and to the same extent that Helen of Troy and the Company would be required to perform if no such succession had taken place.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed on the day and year first written above.

HELEN OF TROY NEVADA CORPORATION		EXECUTIVE:

By:	/s/ Vincent D. Carson	/s/ Julien Mininberg
	Vincent D. Carson	Julien Mininberg, individually
Senior Vice President

The obligations of Helen of Troy Nevada Corporation to Executive hereunder are hereby guaranteed by Helen of Troy Limited, a Bermuda company, and the undersigned subsidiary of Helen of Troy Limited, a Barbados company.

HELEN OF TROY LIMITED,		HELEN OF TROY LIMITED,
a Bermuda company		a Barbados company

By:	/s/ Vincent D. Carson	By:	/s/ Vincent D. Carson
	Vincent D. Carson		Vincent D. Carson
	Senior Vice President		Senior Vice President